Exhibit 23.8

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Macquarie Infrastructure Assets Trust and Macquarie Infrastructure Assets LLC on Form S-1 of our report dated December 7, 2001 relating to the financial statements of Palm Springs FBO, LLC d/b/a Million Air Palm Springs, as of and for the year ended September 30, 2001, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche LLP

Cedar Rapids, Iowa
August 20, 2004